Gulf Resources Accelerates Its Transformation, Enters Into an Equity
Interests Transfer Agreement With Shouguang City Rongyuan Chemical Co., Ltd.

SHOUGUANG, China, Jan. 13, 2015 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq:GURE) has accelerated its transformation from a manufacturer of raw materials into an integrated producer of value added downstream products with its acquisition of Shouguang City Rongyuan Chemical Co., Ltd. (SCRC), a leading manufacturer of materials for human and animal antibiotics in China and other parts of Asia.

Xiaobin Liu, the Chief Executive Officer of Gulf Resources stated, "As our shareholders know, we have generated substantial cash flow and at the end of the third quarter, GURE had cash of $132 million and shareholder's equity of $307.1 million. We informed our shareholders that we intended to use our excess cash to build a faster growing and higher margin business that was not as subject to the economic cycles that has impacted our bromine business."

"In 2014, despite the weakness in the overall Chinese economy, our chemical business, which has higher margins and return on investment than our other business segments, has shown improved profits," Xiaobin Liu continued. "With the acquisition of SCRC we are moving into a downstream business that we believe will help GURE increase its profit margins, improve its return on investment, produce more consistent and reliable earnings and lessen our dependence on the economically sensitive bromine industry."

SCRC is a leading manufacturer of materials for human and animal antibiotics in China. We believe there will be an increased demand for these products due to the wide reform of the medical system in China. We also believe there will be an increased demand in other Asian countries. SCRC has been a solid customer for our company in the past. In 2014, SCRC purchased approximately $5.4 million of bromine from GURE.

In this transaction, our wholly owned subsidiary, Shouguang City Haoyuan Chemical Company Limited (SCHC) signed an equity interest transfer agreement with the four individual shareholders of SCRC. Consideration for this transaction consists of $66.2 million in cash and the issuance of shares of approximately 7.27 million shares of common stock at a price of $2.00 per share which is a 73% premium over the previous 10 day closing price, bringing the total consideration for the purchase of SCRC to $80.8 million. Following the transaction, we will have approximately 46.17 million shares outstanding.

The shareholders of SCRC have guaranteed that SCRC's audited 2014 net income will not be less than RMB70 million (approximately $11.4 million), otherwise the purchase price shall be proportionally adjusted based on a percentage less than the RMB70 million threshold. From the effective date of the transaction until the closing date, all of SCRC's income and rights shall belong to SCHC. The closing of this transaction shall occur when the equity interests transfer under the agreement is approved by regulatory authorities, and updates have been made to the register of members which will then be filed with relevant industrial and commercial bureaus in China.

GURE believes SCRC will generate net income for 2014 in the range of $11-12 million. In 2015, GURE believes that SCRC will contribute additional revenue of approximately $60 million, with a contribution to net income of approximately $15 million.

Overall, we expect that the Chinese economy and bromine demand will remain relatively soft. However, with the acquisition and the expansion of our chemical business, we expect 2015 total revenue will increase to $190 million, and net income will increase to the range of $33 million to $34 million (approximately $0.74 per share) based on current bromine price levels.

Xiaobin Liu states "We will continue to pursue a long-term growth strategy by expanding our business segments, exploring more brine water resources, obtaining bromine assets through acquisition, developing new projects, and continually looking for and making attractive horizontal and vertical acquisitions, while evaluating our cash flow from operating activities, which will help the company achieve a sustainable long-term competitive advantage."

"With a solid base in bromine, crude salt, chemicals, and now materials for human and animal antibiotic products," Xiaobin Liu stated, "We believe we can generate higher income and return on investment that will greatly enhance shareholder value."

The closing of the transaction is subject to certain closing conditions. Further details on the terms of this transaction can be found in the company's 8-K, which is expected to be filed with the U.S. Securities and Exchange Commission on January 14, 2015.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"). The company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Gulf Resources, Inc.
Web: http://www.gulfresourcesinc.com

CEO Assistant & Director of Investor Relations
Helen Xu

IR Manager
Max Ma